As filed with the Securities and Exchange Commission on November 5, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
____________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

NEVADA	46-0510685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6075 Longbow Drive, Suite 200
Boulder, Colorado 80301
(303) 444-7755
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AeroGrow International, Inc. 2005 Equity Compensation Plan
 (Full title of the plan)

H. MacGregor Clarke
Chief Financial Officer
AeroGrow International, Inc.
6075 Longbow Drive, Suite 200
Boulder, Colorado 80301
(303) 444-7755
(Address, including zip code, and telephone number, including area code of agent for service)

Copy to:
E. LEE REICHERT
J. DAVID HERSHBERGER
Kamlet Reichert, LLP
950 Seventeenth Street, Suite 2400
Denver, Colorado 80202
(303) 825-4200

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	10,000,000 (1)	$ 0.07 (2)	$ 700,000.00 (2)	$ 49.91
(1)
This registration statement also shall cover any additional shares of Registrant’s common stock that become issuable under the AeroGrow International, Inc. 2005 Equity Compensation Plan (the “2005 Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of $0.07 per share, the average of the high and low prices of the Registrant’s Common Stock on November 4, 2010, as reported on the Over-the-Counter Bulletin Board.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of our common stock pursuant to employee benefit plans.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the year ended March 31, 2010, as filed with the SEC on June 25, 2010;

•	Definitive Information Statement on Schedule 14C filed with the SEC on July 28, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as filed with the SEC on August 12, 2010;

•	Current Reports on Form 8-K filed with the SEC on August 12, 2010 and September 22, 2010 (excluding any information “furnished” to, but not “filed” with, the SEC); and

•
the descriptions of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on June 12, 2010, including any amendment or report filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference (excluding any information “furnished,” but not “filed” with the Commission) herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

Section 78.751 of the Nevada Law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The Registrant’s bylaws require the Registrant to make such payment of expenses in advance upon receipt of such an undertaking.

Section 78.751 of the Nevada Law requires the corporation to obtain a determination that any discretionary indemnification is proper under the circumstances.  Such a determination must be made by either the Registrant’s stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances by independent legal counsel.  Section 78.751 also provides that the indemnification provided for by Section 78.7502 and the advancement of expenses authorized pursuant to Section 78.751 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled except that indemnification unless ordered by a court pursuant to Section 78.7502 may not be made on or behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action for which indemnification is sought.  The scope of indemnification under the statute shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to the benefit of their heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses.

The Registrant has provided for indemnification to the fullest extent permitted by the provisions of Nevada Law in its articles of incorporation and bylaws.  In addition, Registrant has contractually agreed to indemnify each present and former director of Registrant to the fullest extent permitted under Nevada law and its articles of incorporation or bylaws.  The Registrant also maintains a directors’ and officers’ liability insurance policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.01	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K/A-2, filed November 16, 2006)
4.02	Certificate of Amendment to Articles of Incorporation, dated June 25, 2002 (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K/A-2, filed November 16, 2006)
4.03	Certificate of Amendment to Articles of Incorporation, dated November 3, 2002 (incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K/A-2, filed November 16, 2006)
4.04	Certificate of Change to Articles of Incorporation, dated January 31, 2005 (incorporated by reference to Exhibit 3.4 of our Current Report on Form 8-K/A-2, filed November 16, 2006)
4.05	Certificate of Amendment to Articles of Incorporation, dated July 27, 2005 (incorporated by reference to Exhibit 3.5 of our Current Report on Form 8-K/A-2, filed November 16, 2006)
4.06	Certificate of Amendment to Articles of Incorporation, dated February 24, 2006 (incorporated by reference to Exhibit 3.6 of our Current Report on Form 8-K/A-2, filed November 16, 2006)
4.07
Certificate of Amendment to Articles of Incorporation, dated May 3, 2010 (incorporated by reference to Exhibit 3.7 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed August 12, 2010)

4.08	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K, filed September 26, 2008)
4.09	Amendment to Bylaws (incorporated by reference to Exhibit 3.9 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed July 6, 2009)
4.10	Form of Certificate of Common Stock of Registrant (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, filed September 5, 2007)
5.01	Opinion and Consent of Nathan D. Simmons, Esq. regarding legality of securities. *
10.01	2005 Equity Compensation Plan, as amended (incorporated by reference to Definitive Information Statement on Schedule 14C, filed July 28, 2010) *
10.02	Form of Stock Option Agreement relating to the 2005 Equity Compensation Plan (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K, filed March 7, 2006)
10.03	Form of Restricted Stock Grant Agreement relating to the 2005 Equity Compensation Plan (incorporated by reference to Exhibit 10.6 of our Current Report on Form 8-K, filed March 7, 2006)
23.01	Consent of Eide Bailly LLP, Independent Registered Accounting Firm *
23.02	Consent of Gordon Hughes & Banks, Independent Registered Accounting Firm *
23.03	Consent of Nathan D. Simmons, Esq. (included in Exhibit 5.01)
24.01	Power of Attorney (included in Part II of this Registration Statement under the caption “Signatures”)

*	Filed herewith.

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on November 5, 2010.

AEROGROW INTERNATIONAL, INC.
a Nevada corporation
By:	/s/H. MacGregor Clarke
Name:	H. MacGregor Clarke
Title:	Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jack J. Walker and H. MacGregor Clarke, jointly and severally, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ Jack J. Walker	Chief Executive Officer, President	November 5, 2010
Jack J. Walker	and Chairman of the Board of
Directors (Principal Executive Officer)

/s/ H. MacGregor Clarke	Director and Chief Financial Officer (Principal Financial Officer)	November 5, 2010
H. MacGregor Clarke

/s/Grey H. Gibbs	Controller (Principal Accounting Officer)
Grey H. Gibbs		November 5, 2010

/s/ Michael S. Barish	Director	November 5, 2010
Michael S. Barish

/s/ Michael D. Dingman, Jr.	Director	November 5, 2010
Michael D. Dingman, Jr.

/s/ Jervis B. Perkins	Director	November 5, 2010
Jervis B. Perkins

EXHIBIT INDEX *

Exhibit Number	Description of Document
5.01	Opinion of Nathan D. Simmons, Esq. regarding legality of securities
23.01	Consent of Eide Bailly LLP, Independent Registered Accounting Firm
23.02	Consent of Gordon Hughes & Banks, LLP, Independent Registered Accounting Firm
23.03	Consent of Nathan D. Simmons, Esq. (included in Exhibit 5.01)
24.01	Power of Attorney (included in Part II of this Registration Statement under the caption “Signatures”)

*	Excludes exhibits incorporated by reference. For a list of exhibits incorporated by reference, refer to “Item 8. Exhibits” above.